Exhibit 10.9

Retention Agreement

GALECTO BIOTECH ApS

and

Hans Thalsgård Schambye

GALECTO BIOTECH ApS

CVR no. 34878366

Ole Maaløes Vej 3

2200 København N

(the "Company")

and

Hans Thalsgård Schambye

[Address]

(the "CEO")

(each a "Party" and collectively referred to as the "Parties")

have today entered into this Retention Agreement (the "Retention Agreement") relating to the service agreement between the Parties, dated 23 April 2013 (the “Service Agreement”).

1.
Background
1.1
The Parties agree that the CEO will be entitled to receive a retention bonus on the terms and conditions outlined in this Retention Agreement.
2.
Bonus
2.1
Subject to clause 2.2 below, the CEO will be entitled to receive a retention bonus (the “Retention Bonus”) equal to DKK 2,173,800 (100% of CEO’s annual bonus target as in effect on the date of this Agreement) if he remains employed by the Company or an affiliate of the Company through the earliest of: (i) December 31, 2025; (ii) the consummation of a Sale Event (as defined in clause 3 of Galecto Inc.’s Executive Separation Benefits Plan (the “Executive Separation Benefits Plan”); or (iii) his termination by the Company without Cause (as defined in the Executive Separation Benefits Plan) (the earliest of (i), (ii) and (iii) is the “Retention Date”).
2.2
The Parties agree that the payment of the Retention Bonus is in full and conditional upon the CEO being employed with the Company at the Retention Date. If the CEO is not employed with the Company at the Retention Date, he will not be entitled to receive any bonus.
3.
Other Terms and Conditions
3.1
Subject to the Company’s withholding obligations, the Bonus Amounts (if any) shall constitute the gross amount payable by the Company to the CEO, hence, the Bonus Amounts shall be deemed to comprise all – and shall not generate any further salary-related payments, including but not limited to any pension contributions or benefits otherwise arising from or pertaining to the Bonus Amounts.
3.2
Any tax consequences for the CEO resulting from the Retention Agreement are of no concern to the Company.
3.3
The CEO’s general terms of employment under the Service Agreement will continue to apply unchanged.

4.
Miscellaneous
4.1
By signing the Retention Agreement, the CEO confirms that he has received and read the terms and condition of this Retention Agreement.
4.2
Any amendment to this Retention Agreement shall be valid only if made in writing and signed by the Parties.
4.3
If any legislation prevents the enforcement of one or more clauses of this Retention Agreement, that particular clause will be void while the remaining provisions of this Retention Agreement shall remain valid to the extent possible.
5.
Governing Law and Jurisdiction
5.1
This Retention Agreement is governed by Danish law. The Parties once again confirm that the CEO is not comprised by the Danish Salaried Employees Act or the Danish Holiday Act.
5.2
Any dispute arising out of or in connection with this Retention Agreement, including disputes regarding the existence, validity or termination thereof, shall be settled by the same venue, forum and procedure as the Service Agreement entered into between the CEO and the Company.
6.
Counterparts
6.1
The Retention Agreement will be appended to the Service Agreement.
6.2
The Retention Agreement is prepared in duplicate, one for each Party.

Date: October 7, 2024 For GALECTO BIOTECH ApS /s/ Carl Goldfischer Carl Goldfischer, Chair of the Board of Galecto, Inc., parent company of Galecto Biotech ApS

Date: October 7, 2024 /s/ Hans Schambye Hans Thalsgård Schambye